Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE: January 30, 2023

HELMERICH & PAYNE, INC. ANNOUNCES FISCAL FIRST QUARTER RESULTS

•The Company reported fiscal first quarter net income of $0.91 per diluted share; including select items(1) of $(0.20) per diluted share

•Quarterly North America Solutions operating income increased $53 million sequentially, while direct margins(2) increased $57 million to approximately $260 million, as revenues increased by $75 million to $627 million and expenses increased by $18 million to $367 million

•The North America Solutions segment exited the first quarter of fiscal year 2023 with 184 active rigs reflecting an increase in revenue per day of approximately $3,500/day or 12% to $33,000/day on a sequential basis, while direct margins(2) per day increased by roughly $3,000/day or almost 25% to $15,700/day

•H&P's North America Solutions segment anticipates exiting the second quarter of fiscal year 2023 between 183-188 active rigs with the ability to get to 191 rigs during fiscal year 2023 dependent on customer demand

•For the fiscal second quarter, the Company expects its North America Solutions direct margins(2) per day to increase by another 7%-15% on a sequential basis

•In December 2022, the Company published its 2nd annual sustainability report maintaining the commitment to providing transparency to its various stakeholders

•Fiscal year-to-date H&P has repurchased approximately 1.3(3) million shares for approximately $60(3) million at an average share price of roughly $47/share

•On December 9, 2022, the Board of Directors of the Company increased the maximum number of shares authorized to be repurchased in calendar year 2023 to five million common shares representing a one million share increase from the previous year's authorization

•On December 9, 2022, the Board of Directors of the Company declared a quarterly base cash dividend of $0.25 per share and a supplemental cash dividend of $0.235 per share; both dividends are payable on February 28, 2023 to stockholders of record at the close of business on February 14, 2023

Helmerich & Payne | 1437 South Boulder Ave. | Suite 1400
Tulsa, OK 74119 | 918.588.5190 | helmerichpayne.com

News Release
January 30, 2023

Helmerich & Payne, Inc. (NYSE: HP) reported net income of $97 million, or $0.91 per diluted share, from operating revenues of $720 million for the quarter ended December 31, 2022, compared to net income of $46 million, or $0.42 per diluted share, from operating revenues of $631 million for the quarter ended September 30, 2022. The net income per diluted share for first quarter of fiscal 2023 and fourth quarter of fiscal year 2022 include $(0.20) and $(0.03) of after-tax losses, respectively, comprised of select items(1). For the first quarter of fiscal year 2023, select items were comprised of:

•$(0.20) of after-tax losses pertaining to a non-cash impairment for fair market adjustments to decommissioned rigs and equipment that are held for sale and non-cash fair market adjustments to our equity investments

Net cash provided by operating activities was $185 million for the first quarter of fiscal year 2023 compared to $117 million for the fourth quarter of fiscal year 2022.

President and CEO John Lindsay commented, "Almost a year has passed since we set into motion plans to achieve revenue per day in excess of $30,000 and direct margins of 50% in our NAS segment. These financial guideposts were established as proxies for what is required to generate favorable economic returns in this capital-intensive business. This recent quarter marks a milestone in achieving that revenue per day goal, and we are making strong progress towards the direct margin goal. The Company has made significant headway in just a year which has generated considerable shareholder value. Our first fiscal quarter results of 2023 show another strong sequential improvement in our financial performance and the continuation of momentum established in fiscal 2022.
"As expected, both the industry's and H&P's incremental rig adds during the December quarter moderated relative to what we have seen during the December quarters of the last two years. This is largely attributed to capital discipline exhibited by our customers and their desires to maintain capital budgets and improve more sustainable shareholder returns. We believe our customers' discipline has been positive for the overall economic health of this cyclical industry, enabling oilfield service companies, like ourselves, to better plan and mirror a similar discipline within our own business. Accordingly, we intend to maintain our plan of adding no more than 16 incremental rigs to our NAS rig count during fiscal 2023 dependent upon customer demand and will look for contract rollovers, also referred to as contractual or rig churn, to satisfy other points of rig demand. We anticipate financial results to remain on an upward trajectory, with direct margins per day during our second fiscal quarter moving closer towards our targeted margin levels. This trend continues to be driven by improved contract pricing impacting more of our fleet, especially with rollovers of term contracts even as incremental rig adds temper.
"Turning to the other operational segments, our Offshore Gulf of Mexico segment remains a steady, reliable contributor to the Company's overall financial performance; however, we do expect some variability later in the year as one rig's contract is set to expire in the fourth fiscal quarter. Regarding the International Solutions segment, the main concentration of the Company's expansion efforts here is centered around unconventional drilling, where we have extensive experience and can provide substantive value to customers with a compliment of people, processes, rigs and technology. We are moving forward on several fronts to set the Company up for future growth. Preparations to send a super-spec rig to Australia are well underway, as is the completion of our planned super-spec upgrades in Argentina in fiscal 2023. Efforts to grow our Middle East presence continue with the pursuit of additional work in the region and our operational hub, which should be stood up during the last half of fiscal 2023."
Senior Vice President and CFO Mark Smith also commented, "Maintaining a fiscally disciplined approach to the business remains a key tenet in our strategy and is a major driver behind the Company's improving financial results. This approach culminates with the 2023 supplemental shareholder return plan, which is projected to augment our established $1.00 per share annual base dividend with an expected supplemental dividend of $0.94 per share. Additionally, the plan allows the flexibility for further investment opportunities, additional supplemental dividends, and/or share repurchases. Along those lines, since the beginning of the fiscal year, we executed on what we view as opportunistic repurchases and bought back approximately 1.3 million shares for roughly $60 million. Additionally, our evergreen authorization to repurchase up to 4 million shares in any calendar year was increased for calendar 2023 by 1 million shares by our Board of Directors bringing the 2023 authorization to 5 million shares.

News Release
January 30, 2023

"During the quarter, as part of our international expansion strategic initiative, we evaluated the make-up and applicability for future work across our global rig fleet from the perspective that our international growth focus is centered around unconventional drilling. As a result, we decommissioned eight international rigs in Argentina and incurred a $12 million impairment charge. Going forward, the preponderance of our global onshore rig fleet is designed for unconventional drilling and we still plan to export six rigs to the Middle East after they are converted to walking configurations in the back half of fiscal year 2023.
"Ours is a dynamic business and expectations change and can often change quickly due to a variety of circumstances. In that regard, while we still expect to activate up to 16 rigs in our North America Solutions segment during fiscal 2023, the highest potential active rig count that we expect to achieve is now 191 due to the loss of a rig in a fire. Additionally, expectations on the timing of sending super-spec rigs to the Middle East and Australia were delayed a few months and hence so were the costs associated with those rig mobilizations resulting in our International Solutions direct margins being higher than anticipated for the first fiscal quarter."
John Lindsay concluded, “Through the hard work and dedication of our employees during this past year, we were able to take advantage of healthier industry conditions and H&P's fiscal discipline to improve the profitability of the Company. Working closely with customers to identify and then provide industry-leading drilling solutions, we are creating value for these customers and receiving compensation for the value we helped create. We will carry this mindset forward to the benefit of both customers and shareholders."

Operating Segment Results for the First Quarter of Fiscal Year 2023
North America Solutions:
This segment had operating income of $145.3 million compared to operating income of $92.1 million during the previous quarter. The increase in operating income was primarily due to the continued benefit of healthy contract economics especially as rollovers of older term contracts drove improved average pricing across the fleet.

Direct margins(2) increased by $56.8 million to $260.3 million as both revenues and expenses increased sequentially. Quarterly operating results were impacted by the costs associated with reactivating rigs; $8.6 million in the first fiscal quarter compared to $7.5 million in the previous quarter.

International Solutions:
This segment had operating income of $1.6 million compared to an operating loss of $0.8 million during the previous quarter. Absent an impairment charge of $8.1 million during the first quarter of fiscal 2023, the improvement in operating income was driven by the increase in revenue days and lower expenses primarily associated with rig mobilizations that were delayed.

Direct margins(2) during the first fiscal quarter were $13.8 million compared to $3.3 million during the previous quarter. Current quarter results included a $0.3 million foreign currency loss compared to a $1.2 million foreign currency loss in the previous quarter.

Offshore Gulf of Mexico:
This segment had operating income of $6.7 million compared to operating income of $6.6 million during the previous quarter. Direct margins(2) for the quarter were $9.5 million compared to $9.4 million in the prior quarter.

News Release
January 30, 2023

Operational Outlook for the Second Quarter of Fiscal Year 2023

North America Solutions:
•We expect North America Solutions direct margins(2) to be between $280-$300 million, which includes approximately $4.0 million in estimated reactivation costs
•We expect to exit the quarter between approximately 183-188 contracted rigs

International Solutions:
•We expect International Solutions direct margins(2) to be between $7-$10 million, exclusive of any foreign exchange gains or losses
•International Solutions direct margins(2) are expected to be reduced by operating costs related to establishing our Middle East hub

Offshore Gulf of Mexico:
•We expect Offshore Gulf of Mexico direct margins(2) to be between $8-$10 million

Other Estimates for Fiscal Year 2023
•Gross capital expenditures are still expected to be approximately $425 to $475 million;
▪approximately two-thirds expected for North America Solutions, including maintenance per active rig of $1.1 to $1.3 million and reactivating up to 16 super-spec rigs, of which six are planned walking conversions
▪approximately one-quarter for International Solutions, including five super-spec upgrades and six reactivations that will be also converted to walking capabilities for export from the U.S. fleet
▪remainder for corporate and information technology expenditures
▪ongoing asset sales include reimbursements for lost and damaged tubulars and sales of other used drilling equipment that offset a portion of the gross capital expenditures and are expected to total approximately $65 million in fiscal year 2023
•Depreciation for fiscal year 2023 is still expected to be approximately $400 million
•Research and development expenses for fiscal year 2023 are still expected to be roughly $28 million
•General and administrative expenses for fiscal year 2023 are still expected to be approximately $195 million
•Cash taxes for fiscal year 2023 are still expected to be approximately $190-$240 million

Select Items(1) Included in Net Income per Diluted Share

First quarter of fiscal year 2023 net income of $0.91 per diluted share included $(0.20) in after-tax losses comprised of the following:

•$(0.09) of non-cash after-tax losses pertaining to an impairment for fair market adjustments to decommissioned rigs and equipment that are held for sale
•$(0.11) of non-cash after-tax losses related to fair market value adjustments to equity investments

Fourth quarter of fiscal year 2022 net income of $0.42 per diluted share included $(0.03) in after-tax losses comprised of the following:

•$0.02 of non-cash after-tax gains related to fair market value adjustments to equity investments
•$0.01 of after-tax gains related to the sale of equipment
•$(0.06) of after-tax losses related to a lump sum settlement for a distribution from the pension plan

News Release
January 30, 2023

Conference Call

A conference call will be held on Tuesday, January 31, 2023 at 11:00 a.m. (ET) with John Lindsay, President and CEO, Mark Smith, Senior Vice President and CFO, and Dave Wilson, Vice President of Investor Relations, to discuss the Company’s first quarter fiscal year 2023 results. Dial-in information for the conference call is (800) 895-3361 for domestic callers or (785) 424-1062 for international callers. The call access code is ‘Helmerich’. You may also listen to the conference call that will be broadcast live over the Internet by logging on to the Company’s website at http://www.helmerichpayne.com and accessing the corresponding link through the investor relations section by clicking on “Investors” and then clicking on “News and Events - Events & Presentations” to find the event and the link to the webcast.

About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for its customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world.  H&P also develops and implements advanced automation, directional drilling and survey management technologies. At December 31, 2022, H&P's fleet included 235 land rigs in the United States, 20 international land rigs and seven offshore platform rigs. For more information, see H&P online at www.helmerichpayne.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties. All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s business strategy, future financial position, operations outlook, future cash flow, future use of generated cash flow, dividend amounts and timing, supplemental shareholder return plans and amounts of any future dividends, share repurchases, investments, active rig count projections, budgets, projected costs and plans, objectives of management for future operations, contract terms, financing and funding, capex spending, outlook for international markets, and actions by customers are forward-looking statements. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q. As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements. Investors are cautioned not to put undue reliance on such statements. We undertake no duty to publicly update or revise any forward-looking statements, whether as a result of new information changes in internal estimates, expectations or otherwise, except as required under applicable securities laws.

Helmerich & Payne uses its Investor Relations website as a channel of distribution for material company information. Such information is routinely posted and accessible on its Investor Relations website at www.helmerichpayne.com. Information on our website is not part of this release.

News Release
January 30, 2023

Note Regarding Trademarks. Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business. Some of the trademarks that appear in this release or otherwise used by H&P include FlexRig, which may be registered or trademarked in the United States and other jurisdictions.

(1) Select items are considered non-GAAP metrics and are included as a supplemental disclosure as the Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future periods results. Select items are excluded as they are deemed to be outside the Company's core business operations. See Non-GAAP Measurements.
(2) Direct margin, which is considered a non-GAAP metric, is defined as operating revenues less direct operating expenses and is included as a supplemental disclosure. We believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. See Non-GAAP Measurements for a reconciliation of segment operating income(loss) to direct margin. Expected direct margin for the second quarter of fiscal 2023 is provided on a non-GAAP basis only because certain information necessary to calculate the cost comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of certain items. Therefore, as a result of the uncertainty and variability of the nature and amount of future items and adjustments, which could be significant, we are unable to provide a reconciliation of expected direct margin to the most comparable GAAP measure without unreasonable effort.
(3) During the first fiscal quarter of 2023 we repurchased 844,018 shares for $39,060,000. During our second fiscal quarter through January 27, 2023 we repurchased an additional 433,929 shares for $20,513,000.

Contact: Dave Wilson, Vice President of Investor Relations
investor.relations@hpinc.com
(918) 588‑5190

News Release
January 30, 2023

HELMERICH & PAYNE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended
(in thousands, except per share amounts)	December 31,	September 30,	December 31,
	2022	2022	2021
OPERATING REVENUES
Drilling services	$717,170	$629,031	$407,534
Other	2,467	2,301	2,248
	719,637	631,332	409,782
OPERATING COSTS AND EXPENSES
Drilling services operating expenses, excluding depreciation and amortization	428,251	410,968	299,652
Other operating expenses	1,126	1,222	1,182
Depreciation and amortization	96,655	99,055	100,437
Research and development	6,933	7,138	6,527
Selling, general and administrative	48,455	46,667	43,715
Asset impairment charges	12,097	—	4,363
Restructuring charges	—	—	742
Gain on reimbursement of drilling equipment	(15,724)	(7,846)	(5,254)
Other (gain) loss on sale of assets	(2,379)	(2,670)	1,029
	575,414	554,534	452,393
OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS	144,223	76,798	(42,611)
Other income (expense)
Interest and dividend income	4,705	6,789	2,589
Interest expense	(4,355)	(4,327)	(6,114)
Gain (loss) on investment securities	(15,091)	2,253	47,862
Loss on extinguishment of debt	—	—	(60,083)
Other	(660)	(8,949)	(542)
	(15,401)	(4,234)	(16,288)
Income (loss) from continuing operations before income taxes	128,822	72,564	(58,899)
Income tax expense (benefit)	32,395	27,532	(7,568)
Income (loss) from continuing operations	96,427	45,032	(51,331)
Income (loss) from discontinued operations before income taxes	718	507	(31)
Income tax expense	—	—	—
Income (loss) from discontinued operations	718	507	(31)
NET INCOME (LOSS)	$97,145	$45,539	$(51,362)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.91	$0.42	$(0.48)
Income from discontinued operations	0.01	—	—
Net income (loss)	$0.92	$0.42	$(0.48)

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.90	$0.42	$(0.48)
Income from discontinued operations	0.01	—	—
Net income (loss)	$0.91	$0.42	$(0.48)

Weighted average shares outstanding:
Basic	105,248	105,292	107,571
Diluted	106,104	106,078	107,571

News Release
January 30, 2023

HELMERICH & PAYNE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31,	September 30,
(in thousands except share data and share amounts)	2022	2022
ASSETS
Current Assets:
Cash and cash equivalents	$229,186	$232,131
Restricted cash	42,472	36,246
Short-term investments	118,457	117,101
Accounts receivable, net of allowance of $6,242 and $2,975, respectively	512,681	458,713
Inventories of materials and supplies, net	90,761	87,957
Prepaid expenses and other, net	83,506	66,463
Assets held-for-sale	1,551	4,333
Total current assets	1,078,614	1,002,944

Investments	220,892	218,981
Property, plant and equipment, net	2,942,059	2,960,809
Other Noncurrent Assets:
Goodwill	45,653	45,653
Intangible assets, net	65,398	67,154
Operating lease right-of-use asset	38,539	39,064
Other assets, net	20,693	20,926
Total other noncurrent assets	170,283	172,797

Total assets	$4,411,848	$4,355,531

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$145,784	$126,966
Dividends payable	51,540	26,693
Accrued liabilities	272,247	241,151
Total current liabilities	469,571	394,810

Noncurrent Liabilities:
Long-term debt, net	542,932	542,610
Deferred income taxes	537,264	537,712
Other	116,136	113,387
Noncurrent liabilities - discontinued operations	800	1,540
Total noncurrent liabilities	1,197,132	1,195,249

Shareholders' Equity:
Common stock, $0.10 par value, 160,000,000 shares authorized, 112,222,865 shares issued as of December 31, 2022 and September 30, 2022, and 104,898,566 and 105,293,662 shares outstanding as of December 31, 2022 and September 30, 2022, respectively	11,222	11,222
Preferred stock, no par value, 1,000,000 shares authorized, no shares issued	—	—
Additional paid-in capital	512,928	528,278
Retained earnings	2,494,106	2,473,572
Accumulated other comprehensive loss	(11,816)	(12,072)
Treasury stock, at cost, 7,324,299 shares and 6,929,203 shares as of December 31, 2022 and September 30, 2022, respectively	(261,295)	(235,528)
Total shareholders’ equity	2,745,145	2,765,472
Total liabilities and shareholders' equity	$4,411,848	$4,355,531

News Release
January 30, 2023

HELMERICH & PAYNE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended December 31,
(in thousands)	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$97,145	$(51,362)
Adjustment for (income) loss from discontinued operations	(718)	31
Income (loss) from continuing operations	96,427	(51,331)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	96,655	100,437
Asset impairment charges	12,097	4,363
Amortization of debt discount and debt issuance costs	322	239
Loss on extinguishment of debt	—	60,083
Provision for credit loss	3,358	(112)
Stock-based compensation	8,273	6,218
(Gain) loss on investment securities	15,091	(47,862)
Gain on reimbursement of drilling equipment	(15,724)	(5,254)
Other (gain) loss on sale of assets	(2,379)	1,029
Deferred income tax expense (benefit)	188	(17,750)
Other	7,692	(4,489)
Changes in assets and liabilities	(36,603)	(49,276)
Net cash provided by (used in) operating activities from continuing operations	185,397	(3,705)
Net cash used in operating activities from discontinued operations	(22)	(13)
Net cash provided by (used in) operating activities	185,375	(3,718)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(96,027)	(44,014)
Other capital expenditures related to assets held-for-sale	—	(3,877)
Purchase of short-term investments	(41,641)	(47,083)
Purchase of long-term investments	(16,237)	(9,015)
Proceeds from sale of short-term investments	40,758	37,777
Proceeds from asset sales	30,978	21,483
Net cash used in investing activities	(82,169)	(44,729)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(51,764)	(27,320)
Payments for employee taxes on net settlement of equity awards	(9,483)	(4,113)
Payment of contingent consideration from acquisition of business	(250)	(250)
Payments for early extinguishment of long-term debt	—	(487,148)
Make-whole premium payment	—	(56,421)
Share repurchases	(39,060)	(60,358)
Net cash used in financing activities	(100,557)	(635,610)
Net increase (decrease) in cash and cash equivalents and restricted cash	2,649	(684,057)
Cash and cash equivalents and restricted cash, beginning of period	269,009	936,716
Cash and cash equivalents and restricted cash, end of period	$271,658	$252,659

News Release
January 30, 2023

HELMERICH & PAYNE, INC.
SEGMENT REPORTING
	Three Months Ended
	December 31,	September 30,	December 31,
(in thousands, except operating statistics)	2022	2022	2021
NORTH AMERICA SOLUTIONS
Operating revenues	$627,163	$552,315	$341,034
Direct operating expenses	366,855	348,769	256,568
Depreciation and amortization	89,814	92,200	93,621
Research and development	7,059	7,195	6,568
Selling, general and administrative expense	14,190	12,015	10,829
Asset impairment charges	3,948	—	1,868
Restructuring charges	—	—	473
Segment operating income (loss)	$145,297	$92,136	$(28,893)
Financial Data and Other Operating Statistics1:
Direct margin (Non-GAAP)[2]	$260,308	$203,546	$84,466
Revenue days[3]	16,578	16,178	12,946
Average active rigs[4]	180.2	175.8	140.7
Number of active rigs at the end of period[5]	184	176	154
Number of available rigs at the end of period	235	236	236
Reimbursements of "out-of-pocket" expenses	$79,159	$75,082	$43,129

INTERNATIONAL SOLUTIONS
Operating revenues	$54,801	$42,373	$37,159
Direct operating expenses	40,977	39,114	24,131
Depreciation	1,392	1,177	755
Selling, general and administrative expense	2,709	2,871	1,729
Asset impairment charge	8,149	—	2,495
Segment operating income (loss)	$1,574	$(789)	$8,049
Financial Data and Other Operating Statistics[1]:
Direct margin (Non-GAAP)[2]	$13,824	$3,259	$13,028
Revenue days[3]	1,140	1,035	647
Average active rigs[4]	12.3	11.3	7.0
Number of active rigs at the end of period[5]	13	12	8
Number of available rigs at the end of period	20	28	28
Reimbursements of "out-of-pocket" expenses	$2,856	$1,542	$1,443

OFFSHORE GULF OF MEXICO
Operating revenues	$35,164	$34,303	$29,314
Direct operating expenses	25,691	24,898	20,711
Depreciation	1,894	2,066	2,380
Selling, general and administrative expense	833	741	757
Segment operating income	$6,746	$6,598	$5,466
Financial Data and Other Operating Statistics[1]:
Direct margin (Non-GAAP)[2]	$9,473	$9,405	$8,603
Revenue days[3]	368	368	368
Average active rigs[4]	4.0	4.0	4.0
Number of active rigs at the end of period[5]	4	4	4
Number of available rigs at the end of period	7	7	7
Reimbursements of "out-of-pocket" expenses	$7,189	$6,974	$6,075

(1)These operating metrics and financial data, including average active rigs, are provided to allow investors to analyze the various components of segment financial results in terms of activity, utilization and other key results. Management uses these metrics to analyze historical segment financial results and as the key inputs for forecasting and budgeting segment financial results.
(2)Direct margin, which is considered a non-GAAP metric, is defined as operating revenues less direct operating expenses and is included as a supplemental disclosure because we believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. See — Non-GAAP Measurements below for a reconciliation of segment operating income (loss) to direct margin.
(3)Defined as the number of contractual days we recognized revenue for during the period.
(4)Active rigs generate revenue for the Company; accordingly, 'average active rigs' represents the average number of rigs generating revenue during the applicable time period. This metric is calculated by dividing revenue days by total days in the applicable period (i.e. 92 days).
(5)Defined as the number of rigs generating revenue at the applicable end date of the time period.

News Release
January 30, 2023

Segment reconciliation amounts were as follows:

	Three Months Ended December 31, 2022
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico	Other	Eliminations	Total
Operating revenue	$627,163	$54,801	$35,164	$2,509	$—	$719,637
Intersegment	—	—	—	16,402	(16,402)	—
Total operating revenue	$627,163	$54,801	$35,164	$18,911	$(16,402)	$719,637

Direct operating expenses	$351,315	$40,701	$23,801	$13,560	$—	$429,377
Intersegment	15,540	276	1,890	29	(17,735)	—
Total drilling services & other operating expenses	$366,855	$40,977	$25,691	$13,589	$(17,735)	$429,377

    Segment operating income (loss) for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes gain on sale of assets, corporate selling, general and administrative expenses, corporate restructuring charges, and corporate depreciation. The Company considers segment operating income (loss) to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income (loss) is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income (loss) per the information above to income (loss) from continuing operations before income taxes as reported on the Unaudited Condensed Consolidated Statements of Operations:

	Three Months Ended
	December 31,	September 30,	December 31,
(in thousands)	2022	2022	2021
Operating income (loss)
North America Solutions	$145,297	$92,136	$(28,893)
International Solutions	1,574	(789)	8,049
Offshore Gulf of Mexico	6,746	6,598	5,466
Other	4,677	3,659	3,929
Eliminations	2,310	(969)	(1,282)
Segment operating income (loss)	$160,604	$100,635	$(12,731)
Gain on reimbursement of drilling equipment	15,724	7,846	5,254
Other gain (loss) on sale of assets	2,379	2,670	(1,029)
Corporate selling, general and administrative costs, corporate depreciation and corporate restructuring charges	(34,484)	(34,353)	(34,105)
Operating income (loss)	$144,223	$76,798	$(42,611)
Other income (expense):
Interest and dividend income	4,705	6,789	2,589
Interest expense	(4,355)	(4,327)	(6,114)
Gain (loss) on investment securities	(15,091)	2,253	47,862
Loss on extinguishment of debt	—	—	(60,083)
Other	(660)	(8,949)	(542)
Total unallocated amounts	(15,401)	(4,234)	(16,288)
Income (loss) from continuing operations before income taxes	$128,822	$72,564	$(58,899)

News Release
January 30, 2023

SUPPLEMENTARY STATISTICAL INFORMATION
Unaudited

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	January 30,	December 31,	September 30,	Q1FY23
	2023	2022	2022	Average
U.S. Land Operations
Term Contract Rigs	103	105	119	116
Spot Contract Rigs	82	79	57	64
Total Contracted Rigs	185	184	176	180
Idle or Other Rigs	50	51	60	60
Total Marketable Fleet	235	235	236	236

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS
Number of Rigs Already Under Long-Term Contracts(*)
(Estimated Quarterly Average — as of 12/31/22)

	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Segment	FY23	FY23	FY23	FY24	FY24	FY24	FY24
U.S. Land Operations	101.2	92.8	72.9	38.9	35.4	32.7	25.2
International Land Operations	10.0	8.8	8.7	8.0	6.0	5.7	4.1
Offshore Operations	—	—	—	—	—	—	—
Total	111.2	101.6	81.6	46.9	41.4	38.4	29.3
(*) All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.

News Release
January 30, 2023

NON-GAAP MEASUREMENTS

NON-GAAP RECONCILIATION OF SELECT ITEMS AND ADJUSTED NET INCOME(**)

	Three Months Ended December 31, 2022
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net income (GAAP basis)			$97,145	$0.91
(-) Impairments for fair market value adjustments	$(12,097)	$(3,049)	$(9,048)	$(0.09)
(-) Fair market adjustment to equity investments	$(15,152)	$(3,818)	$(11,334)	$(0.11)
Adjusted net income			$117,527	$1.11

	Three Months Ended September 30, 2022
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net income (GAAP basis)			$45,539	$0.42
(-) Fair market value adjustments to equity investments	$2,287	$518	$1,769	$0.02
(-) Gain related to the sale of equipment	$2,019	$458	$1,561	$0.01
(-) Lump sum settlement for distribution from pension	$(8,270)	$(1,873)	$(6,397)	$(0.06)
Adjusted net income			$48,606	$0.45

(**)The Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future period results. Select items are excluded as they are deemed to be outside of the Company's core business operations.

News Release
January 30, 2023

NON-GAAP RECONCILIATION OF DIRECT MARGIN
Direct margin is considered a non-GAAP metric. We define "direct margin" as operating revenues less direct operating expenses. Direct margin is included as a supplemental disclosure because we believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. Direct margin is not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures.
The following table reconciles direct margin to segment operating income (loss), which we believe is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to direct margin.
.

	Three Months Ended December 31, 2022
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income	$145,297	$1,574	$6,746
Add back:
Depreciation and amortization	89,814	1,392	1,894
Research and development	7,059	—	—
Selling, general and administrative expense	14,190	2,709	833
Asset impairment charges	3,948	8,149	—
Direct margin (Non-GAAP)	$260,308	$13,824	$9,473

	Three Months Ended September 30, 2022
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$92,136	$(789)	$6,598
Add back:
Depreciation and amortization	92,200	1,177	2,066
Research and development	7,195	—	—
Selling, general and administrative expense	12,015	2,871	741
Direct margin (Non-GAAP)	$203,546	$3,259	$9,405

	Three Months Ended December 31, 2021
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$(28,893)	$8,049	$5,466
Add back:
Depreciation and amortization	93,621	755	2,380
Research and development	6,568	—	—
Selling, general and administrative expense	10,829	1,729	757
Asset impairment charges	1,868	2,495	—
Restructuring charges	473	—	—
Direct margin (Non-GAAP)	$84,466	$13,028	$8,603